Exhibit 5.(h)
                               STRATUS FUND, INC.
                   AMENDMENT TO INVESTMENT ADVISORY AGREEMENT
                         CAPITAL APPRECIATION PORTFOLIO


        THIS AMENDMENT TO INVESTMENT ADVISORY AGREEMENT (the
"Amendment"), made as of the 16th day of December, 1997, by and between Stratus Fund, Inc., a Minnesota corporation (the "Fund") and Union Bank & Trust Company, a Nebraska state bank (the "Investment Adviser") (together, the "Parties"), amends the Investment Advisory Agreement for the Capital Appreciation Portfolio between the Parties dated October 30, 1992 (the "Agreement"):

        WITNESSETH:

        WHEREAS, the Parties wish to amend the Agreement to revise the compensation paid by the Fund on behalf of the Capital Appreciation Portfolio for services provided by the Investment Adviser to the Capital Appreciation Portfolio under the Agreement.

        NOW, THEREFORE, for good and valuable consideration, the Parties agree that "Exhibit 1" to the Agreement is hereby replaced by the attached Exhibit 1.

        IN WITNESS WHEREOF, the parties hereto have executed, accepted and delivered this Amendment on the day and year first above written.

                                                   STRATUS FUND, INC.



                                                   By __________________________
                                                          Chairman
                                                   UNION BANK AND TRUST COMPANY


                                                   By___________________________
                                                          President


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                                    Exhibit 1


        As compensation for the Investment Adviser's services to the Fund during the period of this Agreement, the Fund will pay to the Investment Adviser a fee calculated and paid pursuant to the provisions of this exhibit. The fee described below will be calculated and paid monthly. The period which forms the basis for each monthly fee calculation shall be the 12 months ending with the month for which such fee calculation is made, and such 12-month period shall be referred to below as the "fee period".

                (1)     BASIC FEE.  As  primary  compensation  for the  services
                    rendered and the expenses assumed by the Investment Adviser, the Fund shall pay the Investment Adviser a monthly basic advisory fee, based on the net asset value of the Capital Appreciation Portfolio averaged daily over the fee period ("Average Daily Net Asset Value"), in an amount equal to 1/12th of (i) 1.4% of that portion of the Average Daily Net Asset Value during the fee period. The Average Daily Net Asset Value will be computed by averaging the net asset values of the Capital Appreciation Portfolio at the close of each business day during the fee period.

                (2)       INCENTIVE FEE. The monthly basic advisory fee shall be
                    subject to an incentive adjustment depending upon the investment performance of the Capital Appreciation Portfolio relative to the Russell 2000 Index (herein called the "Index") during the fee period. The incentive adjustment; if any, shall be computed as of the end of each fee period, shall be added to or subtracted from the monthly basic advisory fee calculated for such fee period and shall be calculated as follows:

          (i) There shall be added to the net asset value of a share of the Capital Appreciation Portfolio outstanding at the close of business on the last business day of the fee period: (A) the value of all cash distributions per share of the Capital Appreciation Portfolio made during such fee period,

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          accumulated  to the end of such  fee  period,  which  amount  shall be treated as if reinvested in shares of the Capital Appreciation Portfolio at the net asset value per share, after giving effect to any such distributions; in effect at the close of business on the respective record date or dates for the payment thereof, and (B) the value of capital gains taxes per share of the Capital Appreciation Portfolio paid or payable on undistributed realized long-term capital gains during the fee period, accumulated to the end of such fee period, which amount shall be treated as reinvested in shares of the Capital Appreciation Portfolio at the net asset value per share, alter giving effect of such taxes, in effect at the close of business on the date on which such provision is made therefore. The adjusted net asset
          value  per  share  of  the  Capital  Appreciation   Portfolio,  as  so
          calculated, shall then be compared with the net asset value of a share of the Capital Appreciation Portfolio at the close of business on the business day immediately preceding the first day of the fee period. The difference between such adjusted net asset value of share at the close of business on the last day of the fee period and the net asset value of a share at the close of business on the day immediately preceding the first day of the fee period shall then be expressed as a percentage of the net asset value of a share of the Capital Appreciation Portfolio at the close of business on the day immediately preceding the first day of the fee period (such percentage being herein referred to as the "net asset value percentage change").

    (ii) There shall be added to the level of the Index at the close of business on the last business day of the fee period, in accordance with Commission guidelines, the value, computed consistently with the "Index", of cash distributions made during the fee period and accumulated to the end of such fee period, by companies whose securities comprised the Index. For this purpose cash distributions on securities which comprise the Index made during the fee period shall be treated as reinvested in the Index at the close of business on the last day of each month following the payment of such distribution. The adjusted level of the Index thus obtained shall then be compared to the level of the Index at the close of business on the business day immediately preceding the first day of the fee period and the difference in the two levels shall be expressed as a percentage of the Index level at the close of business on the business day immediately preceding the first day of the fee period (such percentage being hereinafter referred to as the "Index Percentage Change").

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    (iii) The Index percentage change will  then  be  subtracted  from  the  net
          asset  value   percentage   change  to   determine   the   performance
          differential, it being understood that any time either the percentage change an/or the performance differential could result in a negative figure. To the extent that there is a positive or negative performance differential, an incentive adjustment for each such fee period shall be an amount equal to 1/12th of the excess performance differential multiplied by the average daily net asset value for the fee period according to the attached chart, labeled Appendix 1 and incorporated
          by  reference  herein.   Notwithstanding   any  positive  or  negative
          performance   differential  or  incentive  fee  adjustment  calculated
          pursuant thereto, there shall in no event be an incentive adjustment for any fee period exceeding 1/12th of 1.4% of the average daily net asset value during such fee period.

     (iv) For purpose hereof, the incentive  adjustment   shall  be  computed in
          accordance with any applicable rules, regulations and attributable releases promulgated by the Commission.

                (3)       REIMBURSEMENT.  Notwithstanding any other provision in
                    this Investment Advisory Agreement, the Investment Adviser agrees to reimburse the Capital Appreciation Portfolio for its actual expenses incurred, exclusive of brokerage commissions, interest, taxes, dividends on short sales and the positive incentive adjustment, if any, in excess of the lowest expense maximum permitted by the state securities commission of the states in which the Capital Appreciation Portfolio has registered its securities for sale (hereinafter called the "maximum expense limitation").

                (4)        ACCRUAL   AND   PAYMENT  OF  THE  FEE.   The  Capital
                    Appreciation Portfolio's expenses (including the monthly basic advisory fee) and the incentive adjustment for each fee period, shall be computed and accrued daily and taken into account in computing the daily net asset value of the Capital Appreciation Portfolio shares. However, expenses in excess of the maximum

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                    expense  limitation  shall not be accrued for the purpose of
                    computing   the  daily   net   asset   value  of  a  Capital
                    Appreciation Portfolio share. The incentive adjustment for any fee period will not be accrued for the purpose of
                    calculating   the  basic  advisory  fee  for  the  incentive
                    adjustment for such period or for the purpose of determining that performance differential for such period. The amount of the basic advisory fee and any incentive adjustment will be determined monthly promptly alter the close of the fee period, and the fee for such period will be paid alter such determination period.



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                                          APPENDIX 1



      Performance Total
         Relative to
     Russell 2000 Index             Adviser Fee      Management Fee
---------------------------      ----------------   -------------------
        -5.0% & under                  .40%          Minimum Management Fee
        -4.5                           .50
        -4.0                           .60
        -3.5                           .70
        -3.0                           .80
        -2.5                           .90
        -2.0                          1.00
        -1.5                          1.10
        -1.0                          1.20
        -0.5                          1.30
         0.0                          1.40
         0.5                          1.50
         1.0                          1.60
         1.5                          1.70
         2.0                          1.80
         2.5                          1.90
         3.0                          2.00
         3.5                          2.10
         4.0                          2.20
         4.5                          2.30
         5.0                          2.40           Maximum Management Fee


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